PRE-PURCHASE APPROVAL FORM
PURCHASE OF SECURITIES UNDERWRITTEN BY AN AFFILIATE

	To be used for compliance with Rule 10f-3
	and/or Rule 23B
Note:  Refer to page 3 of the policy if the
investment unit will purchase more than 5%
of the overall principal of this issue.
1. Account/Fund Name:  Dreyfus Premier
Managed Income Fund
2. Anticipated Purchase Date:  6/27/03
3. Total Net Assets of Account/Fund:  $63,731,899
4. Type and Description of Security to be Purchased:
General Motors Cvt Pfd
5. Credit Rating of Security (Rating/Rating Agency)
  :Baa1 - Moody  BBB - S&P
6. Name of Underwriting Syndicate Dealer
Effecting Transaction:  Morgan Stanley
7. Name of Affiliated Underwriter in
Underwriting Syndicate:  Mellon Financial Markets
8. Issue Size:  160,000,000 shares/$4,000,000,000
9. CUSIP:   370442717
10. Amount Purchased by Account/Fund:  $56,250
11. Percentage of Principal Amount of
Offering Purchased by Account/Fund:  .0014%
12. Amount Purchased as a Percentage of
Account/Fund Assets:  .01%
12. Purchase Price of Securities (if at par, so state):
  $25 per share
14. Commission/Spread Received
by Principal Underwriters:  1.12% (.28/25.00 share)

REPRESENTATIONS (Must Be Confirmed Or Trade Can Not Be Made)

This transaction complies with all applicable provisions of the Policy For Fiduciary Account
Purchases Of Securities Underwritten By An Affiliate.

This purchase will not be designated as a "group sale" or otherwise allocated to the affiliated underwriter's account and the purchase of these securities will not benefit a direct or indirect affiliated entity of Mellon.

The decision to enter into this transaction is based solely on the best interests of the account/fund and not upon the interests of any Mellon affiliate or any other party, including, without limitation, another party to the transaction.

This purchase is made per a firm commitment.

I have inquired about any commission, spread or profit received or to be received by any Mellon affiliate in connection with this transaction, and, based upon the answers to my inquiries and my knowledge of relevant markets, I believe such commission, spread or profit to be reasonable and fair compared to the commissions, spreads or profit received by similarly situated persons in connection with comparable transactions between unaffiliated parties.

If these securities are part of an issue registered under the Securities Act of 1933, as amended, that will be offered to the public, or will be purchased pursuant to an eligible foreign or Rule 144 offering, the issuer of the securities will be in continuous operation for not less than three years, including the operations of any predecessors.

The securities will be purchased prior to the end of the first day on which any sales are made, at a price that will not be more than the price paid by each other purchaser of the securities in that offering or any concurrent offering of the securities. If the securities are offered for subscription upon exercise of rights, the securities will be purchased on or before the f ourth day preceding the day on which the rights offering terminated.

/s/ Kent Wosepka	7/9/03
s/  Lex Huberts	      7/10/03
Portfolio Manager               	Date/Time
CIO/Designate	Date/Time

cc:  Regina D. Stover, Risk Management (151-0960)
Legal Department Representative (For Affiliated Mutual
Fund Purchases Only)
Michael Rosenberg for Dreyfus Funds Only







TO:		The Board Members of:
		The Dreyfus/Laurel Funds, Inc.
The Dreyfus/Laurel Funds Trust (the "Funds")

DATE:		July 24, 2003

SUBJECT:	Review of Compliance with Rule 10f-3 Procedures

*******************************************************************************
At the upcoming Board meeting you will be asked to review certain transactions to determine whether such transactions were consistent with the Funds' Rule 10f-3 procedures. The procedures will be available at the meeting.

The attached 10f-3 approval forms, completed by the Funds' portfolio managers, describe the transactions and attest to their compliance with various provisions of Rule 10f-3, including, among other things, that:

1. the securities were either registered under the Securities
Act of 1933, government securities, eligible municipal securities, securities sold in eligible Rule 144A offerings, or securities sold in eligible foreign offerings;

2. the securities were purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of securities in that offering;

3. the securities were offered pursuant to a firm commitment underwriting;

4. the commission, spread or profit received or to be received by the principal underwriters is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a comparable period of time; and

5. the securities were purchased from a member of the syndicate other than the affiliated underwriter.

The portfolio managers will be available at the meeting to discuss any questions you may have regarding the transactions.






Exhibit 3
N-SAR Item 77O

Rule 10f-3 Transactions


On June 27, 2003, The Dreyfus/Laurel Funds Trust
(the "Fund"), on behalf of Dreyfus Premier Managed
Income Fund purchased $56,250 of General Motors
Convertible Preferred - CUSIP 370442717
(the "Convertible Preferreds").  The Convertible
Preferreds were purchased from Morgan Stanley, a member of the underwriting syndicate offering the Convertible Preferreds, from their own account.
Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transactions. Morgan
Stanley received a commission of 1.12%. No other member received any economic benefit. The following is a list of the syndicate's members:

Morgan Stanley > BearB> >
Banc of America Securities LLC
Citigroup
Goldman Sachs & Co.
JP Morgan Securities
Merrill Lynch & Co.
Mellon Financial Markets, LLC
Morgan Stanley
UBS Warburg, LLC
ABN Amro
Banc One Capital Markets
Barclays Capital
Bear Stearns & Co. Inc.
BNP Paribas
Credit Suisse First Boston Corp.
Deutsche Bank Securities Inc.
HSBC Securities
Mizuho Securities USA Inc.

> > >
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	Accompanying this statement are materials
presented to the Fund's
 Board of Trustees, which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on July 24, 2003.


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